UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
FORM 8-A
___________________________________________
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
___________________________________________
SILA REALTY TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)
___________________________________________

Maryland	46-1854011
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1001 Water Street, Suite 800 Tampa, Florida	33602
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.         Description of Registrant's Securities to be Registered.
Description of Share Conversion
This registration statement on Form 8-A is being filed with the Securities and Exchange Commission in connection with the listing (the “Listing”) of the common stock, par value $0.01 per share (the “common stock”), of Sila Realty Trust, Inc. (the “Company,” “Sila,” “we,” “us” or “our”) on the New York Stock Exchange (the “NYSE”) on June 13, 2024.
In accordance with the terms of the Company’s Third Articles of Amendment and Restatement (as amended or supplemented, the “Articles” or “charter”), upon the Listing:
(i)each then outstanding share of the Company’s: (a) Class I common stock, $0.01 par value per share, and (b) Class T common stock, $0.01 par value per share, will automatically and without any action on the part of the holders thereof convert into a number of shares of Class A common stock, $0.01 par value per share, as determined in accordance with the Articles; and
(ii)the shares of Class A common stock will be referred to as the “common stock.”
Description of Capital Stock
The following information in this Item 1 describes our common stock as of the Listing. The following is a summary of certain terms of capital stock of Sila, Sila’s charter, Sila’s bylaws, and certain provisions of the Maryland General Corporation Law (“MGCL”) governing corporations formed under Maryland law. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of Sila’s charter and bylaws and the applicable provisions of the MGCL. The following summary should be read in conjunction with Sila’s charter and bylaws and the applicable provisions of the MGCL for complete information on Sila’s capital stock.
Our charter authorizes us to issue up to 610,000,000 shares of stock, of which 510,000,000 shares are classified as common stock, $0.01 par value per share, and 100,000,000 shares are classified as preferred stock, $0.01 par value per share.
Our board of directors, with the approval of a majority of our entire board of directors and without any action taken by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of our authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue.
Each share of common stock is entitled to participate in distributions on shares when and as authorized by our board of directors and declared by us and in the distribution of our assets upon liquidation. See “– Distribution Policy” below. The MGCL permits a corporation to issue stock in exchange for future payment or stock. Shares of common stock are not subject to mandatory redemption. The shares of common stock have no preemptive rights or cumulative voting rights.
Our charter also contains a provision permitting our board of directors, by resolution, to classify or reclassify any unissued common stock or preferred stock into one or more classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at that time.
Common Stock
Voting Rights
Each share of common stock is entitled to one vote on each matter submitted to a vote at a meeting of our stockholders. Generally, all matters to be voted on by stockholders at a meeting of stockholders duly called and at which a quorum is present must be approved by a majority of the votes cast, unless more than a majority of the votes cast is required by statute, subject to any voting rights granted to holders of any preferred stock. A nominee for director shall be elected if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee at a meeting of stockholders duly called and at which a quorum is present. For contested director elections, a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present is required to elect the stockholder nominee that would result in a number of nominees that is greater than the number of directors to be elected at the meeting. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.
Rights Upon Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed among the holders of shares ratably.

Preferred Stock
Our charter authorizes our board of directors, without stockholder approval, to designate and authorize us to issue one or more classes or series of preferred stock and to set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class or series of shares. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any class or series of preferred stock preferences, powers, and rights senior to the rights of holders of common stock. If we ever create and issue preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence.
Our board of directors, without stockholder approval, may authorize us to issue preferred stock with conversion rights that could adversely affect the holders of common stock. We currently have no preferred stock issued or outstanding.
Meetings and Special Voting Requirements
Subject to our charter restrictions on ownership and transfer of our stock and the terms of each class or series of stock, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding stock entitled to vote generally in the election of directors can elect all of the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.
Under Maryland law, a Maryland corporation generally cannot consolidate, merge, convert, engage in a share exchange or transfer of assets, or engage in similar transactions outside the ordinary course of business, unless declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast two-thirds of all the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Restrictions on Ownership and Transfer
In order for us to maintain our qualification as a REIT under the Internal Revenue Code, we must meet the following criteria regarding our stockholders’ ownership of shares of our stock:
•five or fewer individuals (as defined in the Internal Revenue Code to include specified private foundations, employee benefit plans and trusts and charitable trusts) may not own, directly or indirectly, more than 50% in value of the outstanding shares of our stock during the last half of a taxable year, other than our first REIT taxable year; and
•100 or more persons must beneficially own shares of our stock during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year of less than twelve months, other than our first REIT taxable year.
We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to qualify as a REIT, and, once qualified, to continue to qualify, among other purposes, our charter provides (subject to certain exceptions) that no person may beneficially or constructively own more than 9.8% in value of the aggregate of the outstanding shares of our stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock.
Our board of directors, in its sole discretion, may prospectively or retroactively waive this ownership limit if evidence satisfactory to our directors is presented that such ownership will not then or in the future jeopardize our status as a REIT and if certain other representations and undertakings required by our charter are received. Also, these restrictions on transfer and ownership will not apply if our directors determine that it is no longer in our best interests to qualify as a REIT or that compliance is no longer required in order for us to qualify as a REIT.
Additionally, our charter prohibits the transfer or ownership of our stock if such transfer or ownership would:
•result in any person owning, directly or indirectly, shares of our stock in excess of the foregoing ownership limitations;
•with respect to transfers only, result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;
•result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code (regardless of whether the ownership interest is held during the last half of a taxable year);
•result in our owning, directly or indirectly, an interest in any tenant or subtenant if the income derived from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code; or
•otherwise result in our disqualification as a REIT.
Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void. In the event of any attempted transfer of our stock which, if effective, would result in: (i) violation of the ownership limit discussed above, (ii) in our being “closely held” under Section 856(h) of the Internal Revenue Code, (iii) our owning (directly or indirectly) an interest in any tenant or subtenant that would violate the restriction noted above or (iv) our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. To avoid confusion, these shares so transferred to a beneficial trust will be referred to as “Excess Securities.” Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all distributions authorized by our board of directors and declared by us on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to exercise all voting rights of the Excess Securities. Subject to Maryland law, the trustee will also have the authority: (i) to rescind as void any vote cast by the intended transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
The trustee of the beneficial trust will select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 9.8% ownership limits or the other restrictions on ownership and transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would have violated the 9.8% ownership limit or the other restrictions on ownership and transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds (net of any commissions and other expenses of sale), or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the event causing the Excess Securities to be held in the beneficial trust). The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.
In addition, we will have the right to purchase any Excess Securities at the lesser of: (i) the price per share paid in the transfer that created the Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, exercise such right. We may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to purchase the Excess Securities until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.
Any person who: (i) acquires or attempts or intends to acquire shares in violation of the foregoing ownership limitations, or (ii) would have owned shares that resulted in a transfer to a charitable trust, is required to give us immediate written notice of such transaction or, in the case of a proposed or attempted transaction, 15 days’ prior written notice of such proposed or attempted transaction. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required in order for us to qualify as a REIT.
The ownership restriction does not apply to the underwriter in a public offering or private placement of shares or to a person or persons so exempted (prospectively or retroactively) from the ownership limits by our board of directors based upon appropriate assurances that our qualification as a REIT is not jeopardized and the receipt of certain other representations and undertakings required by our charter. Any person who owns more than 5% of the outstanding shares is required to deliver written notice within 30 days after the end of each taxable year setting forth the name and address of such owner, the number of shares beneficially owned, directly or indirectly, and a description of the manner in which such shares are held. In addition, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT.

Distribution Policy
In order to maintain our qualification as a REIT, we generally are required to make aggregate annual distributions to our stockholders of at least 90% of our annual REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gain (which such amount does not equal net income, as calculated in accordance with GAAP). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. We currently intend to pay periodic distributions to our stockholders unless our results of operations, our general financial conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. The timing and amount of distributions will be determined by our board of directors, in its discretion, and may vary from time to time. The discretion of our board of directors will be influenced in substantial part by its obligation to cause us to comply with REIT requirements of the Internal Revenue Code.
In accordance with Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; or (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any.
For federal income tax purposes, distributions to our common stockholders are characterized as ordinary dividends, capital gain distributions, or non taxable distributions. To the extent that we make a distribution in excess of our current or accumulated earnings and profits, such excess will be a non taxable return of capital, reducing the basis in each U.S. stockholder’s shares. Further, the amount of distributions in excess of a U.S. stockholder’s tax basis in such shares will be taxed as a realized gain.
Stockholder Liability
The Maryland General Corporation Law provides that our stockholders:
•are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of directors; and
•are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.
Business Combinations
Under Maryland law, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or
•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.
A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by our board of directors.
After the five-year prohibition, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by the outstanding shares of voting stock of the corporation; and
•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested stockholder, voting together as a single voting group.
These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by our board of directors before the time that the interested stockholder becomes an interested stockholder.
The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
With some exceptions, Maryland law provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of all the votes entitled to be cast on the matter, excluding shares owned by:
•the acquiring person;
•our officers; and
•our employees who are also directors.
“Control shares” means shares of stock that, would, if aggregated with all other shares of stock (including shares the acquisition of which is excluded from “control share acquisition” pursuant to the MGCL) owned by a person or in respect of which that person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, entitle that person, directly or indirectly, to exercise or direct the exercise of the voting power of shares of stock in the election of directors within any of the following ranges of voting power:
•one-tenth or more, but less than one-third of all voting power;
•one-third or more, but less than a majority of all voting power; or
•a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired due to a merger, consolidation or share exchange if the corporation is a party to the merger, consolidation or share exchange. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an written undertaking to pay the expenses of a special meeting, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days after the day on which we received both the request to consider the voting rights of the control shares and the aforementioned undertaking. If no request for a meeting is made, we may present the question at any stockholders’ meeting.
If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement on or before the tenth day after the control share acquisition as required by the MGCL, then, subject to some conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority or more of all voting power, all stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or statutory share exchange if we are a party to the merger, consolidation, or statutory share exchange.
As permitted by MGCL, our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock by any person. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the Maryland General Corporation Law permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•a classified board of directors,
•a two-thirds vote requirement for removing a director,

•a requirement that the number of directors be fixed only by vote of the directors,
•a requirement that a vacancy on the board of directors be filled only by affirmative vote of a majority of the remaining directors in office even if the remaining directors do not constitute a quorum, and
•a majority of all the votes entitled to be cast at the meeting requirement for the calling of a stockholder-requested special meeting of stockholders.
Our charter provides that except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. We have not elected to be subject to any of the other provisions of Subtitle 8. However, through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships and require the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter.
Advance Notice of Director Nominations and New Business
Proposals to elect directors or conduct other business at an annual or special meeting of stockholders must be brought in accordance with our bylaws. The bylaws provide that any business may be transacted at the annual meeting of stockholders without being specifically designated in the notice of meeting. However, with respect to special meetings of stockholders, only the business specified in the notice of the special meeting may be brought at that meeting.
Our bylaws also provide that nominations of individuals for election to our board of directors and proposals of other business may be made at an annual meeting, but only:
•pursuant to the notice of the meeting;
•by or at the direction of our board of directors; or
•by a stockholder who was a stockholder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving of notice by the stockholder as provided for in our bylaws, and at the time of the annual meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the procedures set forth in our bylaws.
A notice of a director nomination or stockholder proposal to be considered at an annual meeting must be delivered to our secretary at our principal executive offices:
•(a) not earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting and (b) not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; or
•if the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such annual meeting is made.
Nominations of individuals for election to our board of directors may be made at a special meeting at which directors are to be elected, but only:
•by or at the direction of our board of directors; or
•provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who was a stockholder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving of notice provided for in the bylaws and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in our bylaws.
A notice of a director nomination to be considered at a special meeting must be delivered to our secretary at our principal executive offices:
•not earlier than the 120th day prior to the special meeting; and
•not later than 5:00 p.m., Eastern Time, on the later of either:

◦the 90th day prior to the special meeting; or
◦the tenth day following the day of on which public announcement is first made of the date of the special meeting.
The advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, other than any action arising under federal securities laws, including, without limitation, (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee to us or our stockholders or (iii) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the MGCL or our charter or bylaws, or (b) any other action asserting a claim against us or any director or officer or other employee that is governed by the internal affairs doctrine of Maryland law. Any person or entity purchasing or otherwise acquiring any interest in shares of our stock will be deemed to have notice of and consented to the provisions of our charter and bylaws, including the exclusive forum provisions in our bylaws. This choice of forum provisions may limit a stockholder’s right to bring a claim in a judicial forum that the stockholder believes is favorable for such disputes and may discourage lawsuits against us and any of our directors, officers or other employees.
Item 2.        Exhibits.

Pursuant to the instructions for Form 8-A, no exhibits are required to be filed, because no other securities of the registrant are registered on the New York Stock Exchange, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SILA REALTY TRUST, INC.

Dated: June 10, 2024	By:	/s/ Kay C. Neely
	Name:	Kay C. Neely
	Title:	Chief Financial Officer